Exhibit 10.1

Binding Term Sheet

by and among

LYVECOM, INC.,

a Delaware corporation,

MAXWELL DRUT,

KRG ENTERTAINMENT LLC,

MATTHEW HOBBS,

LUKAS NORITZCH,

TROY LESTER

and

VERB TECHNOLOGY COMPANY INC.

Dated as of February 28, 2025

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Key Commercial Terms of Agreement

This binding Term Sheet is dated as of February 28, 2025 (the “Effective Date”) by and among (i) Verb Technology Company, Inc., a Nevada corporation (“Purchaser”); (ii) Lyvecom, Inc., a Delaware corporation (the “Company”); and (iii) Maxwell Drut (“Drut”), KRG Entertainment LLC (“KRG”), Matthew Hobbs (“Hobbs”), Lukas Noritzsch (“Noritzsch”) and Troy Lester (“Lester”) (each of Drut, KRG, Hobbs, Noritzsch and Lester a “Seller Party” and collectively, the “Seller Parties”). Each of Purchaser, the Company and the Seller Parties may be referred to herein individually as a “Party” and collectively as the “Parties”. This Binding Term Sheet sets forth the binding terms among the Parties for completing the acquisition by Purchaser of all of the outstanding capital stock of the Company from the Seller Parties (the “Transaction”). The Parties hereby agree to use best efforts enter into one or more definitive agreements that incorporates all of the terms of this binding Term Sheet. This binding Term Sheet constitutes the entire agreement of the Parties in respect of all terms relating to its subject matter, superseding all prior communication and no collateral documents or communications, digital or written, that are not expressly incorporated herein shall be considered binding on the Parties, other than the existing confidentiality agreement. No amendment of this binding Term Sheet shall be valid or effective unless it is in writing, refers to this binding Term Sheet and is duly signed by each Party. This binding Term Sheet shall be governed in all respects by the laws of the State of Nevada.

The Parties agree to execute one or more definitive agreements embodying the terms set forth herein, provided that such definitive agreements contain all of the terms set forth in this binding Term Sheet and do not include any additional material terms to which all Parties have not agreed. A new or additional term will be deemed “material” if it would impact a reasonable person’s decision to proceed with the Transaction. Pursuant to the definitive agreements, the Parties shall consummate the Transaction upon receipt of the “PCAOB Audited Financials” (as defined in Exhibit A-1) and the satisfaction of the other conditions to closing set forth herein.

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Commercial Term	Summary

Representations and Warranties of the Company, the Purchaser and the Sellers	Attached as Exhibit A.[1] Definitions attached as Exhibit A-1.

Survival Periods of Representations	Fundamental Representations plus Benefit Plans – sixty days following the running of the applicable statute of limitations Non-Fundamental Representations – 24 months from Closing

Purchase Price	Consideration at closing:

	●	Cash Consideration: $3MM, plus the cash value of any Verb Common Stock not issued due to the cap set forth below

	●	Investor Capital Repayment: $1.125 MM SAFE repayment for their invested capital

	●	Principal Loan: Repay $100K to Kevin Gould to satisfy his existing loan to Lyvecom

	●	Equity Consideration: $1MM of Verb Common Stock, 6 month lock up; subject to customary leak out provisions; capped at 19.9% of Purchaser’s common stock

Indemnification	Fundamental Representations – Full indemnification up to the Purchase Price; no Cap or Basket

Non-Fundamental Representations:

Basket – 0.5% of Purchase Price (NOT a tipping Basket – indemnity in excess of the Basket)

Cap – 10% of Purchase Price

No Cap or Basket in the event of Fraud or with respect to pre-Closing unpaid Taxes

Right of Offset for Purchaser for any breaches and third party claims.

PCAOB Audited Financials	Purchaser shall pay the invoices provided by the auditors (the “Audit Fee”) to deliver the PCAOB Audited Financials. If the Transaction is not consummated on or prior to the Drop-Dead Date set forth below because the Company is unable to deliver the PCAOB Audited Financials, the Purchaser shall receive a gratis extension of its existing services agreement with the Company equal to the amount of the Audit Fee.[2]

1 NTD: Reps, warranties and definitions remain subject to ongoing review.

2 NTD: Lyvecom’s agreement to the audit fee is subject to receiving an acceptable estimate from Purchaser’s audit firm.

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Exclusivity	From the Effective Date until June 30, 2025, neither the Company, its Affiliates nor the Seller Parties shall, directly or indirectly, make, solicit, initiate, negotiate or encourage the submission of proposals or offers to or from any third party relating to the acquisition of the securities or all or substantially all of the assets of the Company in any manner, including through a license agreement, joint venture or any other structure.

Drop Dead Date	If the Transaction is not consummated by June 30, 2025, then either Purchaser or the Company shall have the right to terminate this Term Sheet by written notice to the other; provided however, that if the reason the Transaction has not been consummated by June 30, 2025 is the Company has failed to deliver the PCAOB Audited Financials to Purchaser on or before May 30, 2025, then the Company shall reimburse the Audit Fees incurred by the Purchaser and such reimbursement may be made by the Company by providing a credit to Purchaser in the amount of the audit fees to be applied against the monthly fees otherwise payable by Purchaser pursuant to the existing Services Agreement between the Parties.

Earn Out

Up to an additional $3MM in cash over a 24-month Earn-Out Period, which shall commence on the first day of the first full calendar quarter next succeeding the closing date

Two tranches:

Up to $1.5 MM for the first 12 months of the Earn-Out Period

Up to $1.5 MM for the second 12 months of the Earn-Out Period

Key Performance Indicators attached at Exhibit B. The “scenario 1” Key Performance Indicators shall apply unless all of the amounts, dated, etc. comprising “scenario 2” are satisfied, in which case the “scenario 2” Key Performance Indicators shall apply. Earnouts payable within 90 days after the end of the applicable period for which performance is calculated.

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Conditions to Closing	●	Conditions to be satisfied by Company/Selling Stockholder or waived by Purchaser:

		○	Receipt of the PCAOB Audited Financials that are substantially the same as the unaudited financial statements and do not deviate in any material respect.
		○	Receipt of all material consents/assignments listed on Schedule A
		○	Bring Down of Representations[3]
		○	Pay Off Letters related to paid off debt including SAFE termination documents
		○	Signed resignations of all officers and directors of the Company
		○	IRS W-9 signed by the Company and each Selling Party
		○	Certificate of good standing of the Company
		○	Lien search results indicating no liens against the Company
		○	Typical closing certificates

	●	Conditions to be satisfied by Purchaser:

		○	Pay Cash Consideration
		○	Commence process to issue the Equity Consideration
		○	Approval of Nasdaq Listing Requirements
		○	Bring Down of Representations
		○	Typical closing certificates

Terms of Employment Agreement

Base Salary $250,000

Target Bonus- 25% of base salary, based on achievement of performance metrics to be set forth in Employment Agreement

Title: Chief Technology Officer

Term: Two Years

For purposes of this section, “Company” means the Company post-Closing, as part of the Purchaser entity.

3 NTD: Unclear if the definitive agreement will be a staggered sign and close or a simultaneous sign and close. If staggered, there will need to be interim operating covenants and such covenants cannot be breached prior to closing if implemented. [Agreed. Lyvecom is not aware of a reason for a staggered sign a close. Is Verb?]

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Some Select definitions:

Discharge “Discharge For Cause” shall mean termination of Executive’s employment hereunder for any one or more of the following: (i) gross negligence or willful misfeasance demonstrated by Executive in the performance of his duties; (ii) refusal by Executive to perform ethical and lawful duties assigned by the CEO or Board of Directors that are consistent with the Executive’s title and role within the Company as set forth herein, that continues uncured for ten (10) days following receipt of written notice from the CEO; (iii) Executive engages in an act of Fraud or embezzlement that could adversely affect the Company or any of its Affiliates (including, without limitation, the reputation of the Company or any of its Affiliates); (iv) Executive breaching in any material respect any provision contained in Section 3.2 of the Agreement (reproduced below), which such breach is not cured within ten (10) days after receipt of written notice from the CEO; (v) Executive breaching in any material respect any provision contained in Sections 4.7 or 4.8 (each reproduced below under restrictive covenants) of the Agreement; (vi) Executive’s conviction after trial of a felony involving moral turpitude or entering into a plea of guilty or nolo contendere (or its equivalent) to such a felony; or (vii) Executive’s commencement of employment with another company while he is an employee of the Company without the prior written consent of the Board of Directions.

2.12 Discharge Without Cause. “Discharge Without Cause” shall mean the Company’s termination of Executive’s employment hereunder during the Term (as defined in Section 4.1) for any reason other than a Discharge For Cause or due to Executive’s death or Permanent Disability.

2.13 Permanent Disability. “Permanent Disability” shall mean Executive’s inability to perform Executive’s duties hereunder due to a physical or mental condition, taking into account any reasonable accommodation required by law, for (i) a period of one hundred twenty (120) consecutive days or (ii) an aggregate of one hundred-eighty (180) days in any twelve (12) month-period.

2.14 Termination For Good Reason. “Termination For Good Reason” shall mean voluntary termination of the Agreement by Executive if any of the following occurs without the prior written consent of Executive, and in each case that continues uncured for 30 days following receipt by the Company of written notice thereof from Executive: (i) there is a reduction by the Company in (A) Executive’s annual starting base salary or (B) the annual target bonus (“Bonus Target Amount”) (provided, however, Executive acknowledges and agrees that the failure of Executive to earn all or any portion of such Bonus Target Amount shall not be deemed a reduction of such Bonus Target Amount or provide the basis for a Termination For Good Reason); (ii) the Company reduces Executive’s job title and position such that Executive is no longer Chief Technology Officer of market.live or (iii) other than reasonable travel requirements for business needs, the Company requires Executive to perform services other than remotely from Executive’s home or the Miami, Florida metropolitan area.

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2.15 Territory. “Territory” means each and every state, county, city, or other political subdivision or geographic location in the United States.

3.2 Exclusive Services. During the Term, Executive agrees to devote Executive’s best efforts and full business time to rendering services to the Company; provided, however, that Executive shall be permitted to serve on the board of directors of various for-profit and non-profit organizations, from time to time, provided (i) such organizations do not compete with the Business in the Territory and (ii) the time expended by Executive in rendering service to such organizations does not, in the aggregate, materially impair Executive’s performance of his duties under the Agreement. It is expressly understood that Executive’s participation in an advisory role for those entities listed on Exhibit A4 to the Employment Agreement, shall not be a violation of this Section 3.2.

Employment Agreement Restrictive Covenants: Confidentiality; Non-Compete; Non-Solicit	For purposes of this section, “Company” means the Company post-Closing, as combined with and part of the Purchaser.

4.7 Confidential and Proprietary Information. Executive agrees that he will not, either directly or indirectly, and Executive will not permit any Covered Entity that is Controlled by Executive to, either directly or indirectly, divulge to any person or Entity or use any of the Confidential and Proprietary Information, except (i) as required in connection with the performance of such Executive’s duties to the Company, (ii) as required to be included in any report, statement, or testimony requested by any municipal, state, or national regulatory body having jurisdiction over Executive or any Covered Entity that is Controlled by Executive, (iii) as required in response to any summons or subpoena or in connection with any litigation, (iv) to the extent necessary in order to comply with any law, order, regulation, ruling, or governmental request applicable to Executive or any Covered Entity that is Controlled by Executive, (v) as required in connection with an audit by any taxing authority, or (vi) as is made with the express written consent of the Board of Directors. In the event that Executive or any such Covered Entity that is Controlled by Executive is required to disclose Confidential and Proprietary Information pursuant to the foregoing exceptions, Executive shall promptly notify the Company of such pending disclosure and assist the Company (at the Company’s expense) in seeking a protective order or in objecting to such request, summons, or subpoena with regard to the Confidential and Proprietary Information. If the Company does not obtain such relief after a period that is reasonable under the circumstances, Executive (or such Covered Entity) may disclose that portion of the Confidential and Proprietary Information that such party is advised by counsel that it is legally compelled to disclose or else stand liable for contempt or suffer censure or penalty. In such cases, to the extent not prohibited by such process, Executive shall promptly provide the Company with a copy of the Confidential and Proprietary Information so disclosed. Executive further agrees to execute the Company’s standard proprietary information and inventions assignment agreement or similar agreement.

4 NTD: Please provide the entities that Drut proposes for Exhibit A to his Employment Agreement.

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4.8 Non-Compete and Non-Solicitation.

(a) During the Term and for a period of twelve months thereafter, Executive shall not, either directly or indirectly, individually or by or through any Covered Entity, participate in, assist, aid, or advise in any way, any business or enterprise that competes with the Business in the Territory (including, without limitation, providing services to any customer or other person or Entity in the Territory that competes with the Business). During the Term and for a period of twelve (12) months thereafter, Executive shall not, either directly or indirectly, individually or by or through any Covered Entity, invest in (whether through debt or equity securities), contribute any capital to, make any advances or loans to, take an ownership interest or profit-sharing percentage in, seek to purchase or acquire, or receive income, compensation, or consulting fees from, any Entity or person directly or indirectly involved in or competitive with the Business in the Territory. Notwithstanding the foregoing, nothing contained in Section 4.8(a) of the Employment Agreement shall prohibit Executive or any Affiliate of Executive from owning (i) less than five percent (5%) of any class or series of voting securities publicly held and quoted on a recognized securities exchange or inter-dealer quotation system, of any issuer or (ii) an immaterial amount of a Covered Entity as a result of a purchase decision made by a third party after the Effective Date without the knowledge of Executive and no such issuer shall be considered a Covered Entity solely by virtue of such ownership or the incidents thereof.

(b) During the Term and thereafter for a period of twelve (12) months, Executive will not, either directly or indirectly and will not permit any Covered Entity that is Controlled by Executive to, either directly or indirectly, (i) solicit, or take any other action that is intended to solicit, the business of any customers or Referral Sources with which the Company or any of its Affiliates conducts business or receives referrals or has conducted business or received referrals within the twelve (12) months preceding such solicitation or other action in a manner which would or would reasonably be expected to reduce the amount of business such customers do, or such Referral Sources refer, with the Company or its Affiliates,[5] or (ii) hire, solicit, take away, or attempt to hire, solicit or take away (either on such Executive’s behalf or on behalf of any other person or entity) any person (i) who is then an employee of the Company or any Affiliate of the Company or (ii) who has terminated his or her employment with the Company or any Affiliate of the Company within the three (3) months preceding such hiring, solicitation or taking away.

“Referral Sources” means any person or entity that Executive actually knows refers customers or business to the Company or the Business, directly or indirectly.

“Business” means the livestream or video-based online sales platform developed and marketed by the Company and/or Purchaser’s Market.live division.

5 NTD: As drafted in the prior draft, Max would be prevented from soliciting business from customers or referral sources in any capacity, even if non-competitive or having no impact on Verb’s business. Because those customers could be any brand, that is too restrictive on Max. He can agree not to solicit if it would have an impact on Verb’s business.

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Stockholder Confidentiality; Non-Compete and Non-Solicitation provisions

Confidentiality

Each Seller Party agrees that such Seller Party will not, either directly or indirectly, and such Seller Party will not permit any Covered Entity that is Controlled by such Seller Party to, either directly or indirectly, divulge to any person or Entity or use any of the Confidential and Proprietary Information, except (i) as required to be included in any report, statement, or testimony requested by any municipal, state, or national regulatory body having jurisdiction over such Seller Party or any Covered Entity that is Controlled by such Seller Party, (iii) as required in response to any summons or subpoena or in connection with any litigation, (iv) to the extent necessary in order to comply with any law, order, regulation, ruling, or governmental request applicable to such Seller Party or any Covered Entity that is Controlled by such Seller Party, or (v) as required in connection with an audit by any taxing authority. In the event that a Seller Party or any such Covered Entity that is Controlled by such Seller Party is required to disclose Confidential and Proprietary Information pursuant to the foregoing exceptions, such Seller Party shall promptly notify the Purchaser of such pending disclosure and assist the Purchaser (at the Purchaser’s expense) in seeking a protective order or in objecting to such request, summons, or subpoena with regard to the Confidential and Proprietary Information. If the Purchaser does not obtain such relief after a period that is reasonable under the circumstances, such Seller Party (or such Covered Entity) may disclose that portion of the Confidential and Proprietary Information that such party is advised by counsel that it is legally compelled to disclose or else stand liable for contempt or suffer censure or penalty. In such cases, to the extent not prohibited by such process, such Seller Party shall promptly provide the Purchaser with a copy of the Confidential and Proprietary Information so disclosed.

Non-Compete

For a period of five (5) years following the Closing, Drut shall not, either directly or indirectly, individually or by or through any Covered Entity, (a) participate in, assist, aid, or advise in any way, any business or enterprise that competes with the Business in the Territory (including, without limitation, providing services to any customer or other person or entity in the Territory that competes with the Business). (b) invest in (whether through debt or equity securities), contribute any capital to, make any advances or loans to, take an ownership interest or profit-sharing percentage in, seek to purchase or acquire, or receive income, compensation, or consulting fees from, any entity or person directly or indirectly involved in or competitive with the Business in the Territory. Notwithstanding the foregoing, nothing contained in this section shall prohibit Drut or any Affiliate of Drut from owning (i) less than five percent (5%) of any class or series of voting securities publicly held and quoted on a recognized securities exchange or inter-dealer quotation system, of any issuer or (ii) an immaterial amount of a Covered Entity as a result of a purchase decision made by a third party after the Effective Date without the knowledge of Drut and no such issuer shall be considered a Covered Entity solely by virtue of such ownership or the incidents thereof.

“Business” means the livestream or video-based online sales platform developed and marketed by the Company and/or by Purchaser’s Market.live division.

“Territory” means each and every state, county, city, or other political subdivision or geographic location in the United States.

Specific Performance	The Parties agree that: (a) in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Binding Term Sheet, the other Parties shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) no Party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

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IN WITNESS WHEREOF, intending to be legally bound, the Parties have executed and delivered this binding Term Sheet as of the Effective Date.

LYVECOM, INC.

By: ______________________________________

Print Name: ________________________________

Title: _____________________________________

Date: _____________________________________

VERB TECHNOLOGY COMPANY, INC.

By: ______________________________________

Print Name: ________________________________

Title: _____________________________________

Date: _____________________________________

[EACH STOCKHOLDER]

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EXHIBIT A

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER PARTIES

Each Seller Party hereby represents and warrants to Purchaser, except as set forth in the correspondingly numbered section of the Disclosure Schedule delivered by Seller to Purchaser on the date hereof (the “Disclosure Schedule”), that the statements contained in this Article IV are true and correct as of the date hereof (unless the representation and warranty is as of a specified date, in which case it shall be as of such specified date).

4.01 Organization and Standing; Authority; Execution, Delivery and Performance; Enforceability. Each Seller Party has full power, legal capacity and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Seller Party is a party and to perform his, her or its obligations hereunder and thereunder and consummate the Contemplated Transactions, and the execution and delivery by such Seller Party of this Agreement and the Ancillary Agreements to which such Seller Party is a party, the performance of such Seller Party’s obligations thereunder and consummation by such Seller Party of the Contemplated Transactions, have been duly and validly authorized, and no other action on the part of such Seller Party is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller Party is a party and the Contemplated Transactions. This Agreement, and each of the Ancillary Agreements to which such Seller Party is a party, has been duly and validly executed and delivered. This Agreement and each of the Ancillary Agreements to which such Seller Party is a party (assuming due authorization, execution and delivery by each other party thereto) constitute the legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

4.02 Noncontravention. Neither the execution and delivery of any of this Agreement or the Ancillary Agreements to which such Seller Party is a party, nor the consummation or performance of any of the Contemplated Transactions, will require the consent, notice or other action by any Person under, contravene, conflict with or result in a violation of, breach of, or default under (with or without notice or lapse of time or both) (a) any applicable Law or any Judgment to which such Seller Party is subject; (b) if applicable, the provisions of the Organizational Documents of such Seller Party or (c) any Contract, instrument, license, franchise or permit to which such Seller Party is party, except in the case of clause (c), as would not delay, prohibit or impair such Seller Party’s ability to consummate the Contemplated Transactions. No consent, approval, Permit, Judgments, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to such Seller Party in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which such Seller Party is a party, to perform his, her or its obligations thereunder or to approve the Contemplated Transactions.

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4.03 Title to the Purchased Shares. Each Seller Party is the record and beneficial owner of, and holds good and valid title free and clear of any and all mortgages, security interests, charges, easements, rights, options, claims, restrictions, pledges, encumbrances or other liens of any kind (collectively, “Liens”) (other than restrictions imposed on transfer under applicable federal and/or state securities Laws) to, the Purchased Shares as indicated on Section 4.03(a) of the Disclosure Schedule, which Purchased Shares constitute all of the capital stock and debt securities of the Company held by each Seller Party as indicated. Each Seller Party has the sole power and authority to sell, transfer, assign and deliver the Purchased Shares as provided in this Agreement, and such delivery will convey to Purchaser good and valid title to the Purchased Shares, free and clear of any and all Liens (other than restrictions imposed on transfer under applicable federal and/or state securities Laws and other Permitted Liens). Immediately following the consummation of the Contemplated Transactions, Purchaser will own all of the shares of capital stock of the Company free and clear of any Liens. Except as set forth on Section 4.03 of the Disclosure Schedule, no Seller is a party to any voting trust or other voting agreement with respect to the Purchased Shares or to any agreement relating to the issuance, sale, redemption transfer or other disposition of the Purchased Shares.

4.04 Suits; Judgments. There are no Proceedings, or Judgments pending, or to the knowledge of each Seller Party, threatened, to which such Seller Party is a party or is subject that would reasonably be expected to prohibit or delay the consummation of the Contemplated Transactions by such Seller Party.

4.05 Brokers. No Seller Party has retained any Person to act as a broker or agreed or become obligated to pay, or taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, banker’s fee or finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions for which Purchaser or the Company could become liable or obligated.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Seller Parties hereby severally and not jointly represent and warrant to Purchaser, except as set forth in the correspondingly numbered section of the Disclosure Schedule, that the statements contained in this Article V are true and correct as of the date hereof (unless the representation and warranty is as of a specified date, in which case it shall be as of such specified date).

5.01 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under, the Laws of the State of Delaware. The Company has all requisite power and authority to own, lease, operate or otherwise hold its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Section 5.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The Company has made available to Purchaser true and correct copies of its Organizational Documents, as amended and in full force and effect on the date of this Agreement, and the Company is not in violation of any provisions of its Organizational Documents. The Company has full corporate power and authority to enter into this Agreement and each Ancillary Documents to which the Company is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

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5.02 Capitalization.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $0.0001 (“Common Stock”), of which 5,000,000 shares are issued and outstanding as of the close of business on the date hereof and constitute the Purchased Shares. There are no other authorized shares of capital stock other than the Common Stock.

(b) Section 5.02(b) of the Disclosure Schedules sets forth, as of the date hereof, the name of each Person that is the registered owner of any Shares of Common Stock and the number of Shares of Common Stock owned by such Person.

(c) There is no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Common Stock.

(d) All issued and outstanding shares of Common Stock (including the Purchased Shares) are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the charter, by-laws or other organizational documents of the Company, or any agreement to which the Company is a party; and (iii) free of any Liens created by the Company in respect thereof. All issued and outstanding shares of Common Stock (including the Purchased Shares) were issued in compliance with applicable Law.

(e) No outstanding shares of Common Stock are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f) Seller Parties own 100% of the issued and outstanding shares of Common Stock of the Company and the Purchased Shares constitute 100% of the authorized, issued, reserved for issuance or outstanding securities of the Company. There are no other securities of the Company outstanding other than the Purchased Shares.

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(g) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the charter, by-laws or other organizational documents of the Company then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

(h) There are no voting trusts, irrevocable proxies or other contracts or understanding to which Company is bound to (x) repurchase, redeem or otherwise acquire any securities of the Company or (y) vote, consent or dispose of any securities in the Company.

(i) The Company does not, directly or indirectly, have and has never had, any Subsidiaries or owned, beneficially or otherwise, any capital stock or other equity, ownership, or profit sharing interests in any other Person.

5.03 Authority; Execution and Delivery; Enforceability. The Company has corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions, and the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the Contemplated Transactions, have been duly authorized by all necessary action on the part of the Company and its stockholders, and no other action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the Contemplated Transactions. This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company. This Agreement and the Ancillary Agreements to which the Company is a party constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

5.04 Noncontravention; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Liens other than Permitted Liens on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby.

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5.05 Financial Matters.6 Attached to Section 5 of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): the unaudited balance sheets of the Company as of December 31, 2024 and 2023, and the related income statement for such periods. The Financial Statements have been prepared in accordance with the books and records of the Company and, except as set forth on Section 5.05 of the Disclosure Schedule and to the Knowledge of the Company, in accordance with GAAP consistently applied throughout the periods indicated therein and fairly present, in all material respects, the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated therein. To the Knowledge of the Company, the Company maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of Financial Statements in compliance with GAAP. The financial books and records of the Company have been maintained in accordance with commercially reasonable business practices. No Financial Statements of any Person other than the Company are required by GAAP to be included in the Financial Statements of the Company. There has been no Fraud, whether or not material, that involves or involved any Seller Party or Company management or, to the Knowledge of the Company, other employees or consultants who have or had a significant role in the financial reporting of the Company. The Financial Statements are auditable.

5.06 No Indebtedness and Undisclosed Liabilities. Other than the amounts owed under the SAFE notes and the loan to be repaid at Closing to Kevin Gould, the Company does not have any Indebtedness. The Company does not have any Liabilities, other than (a) Liabilities expressly identified in the Financial Statements; (b) Liabilities incurred by the Company in the ordinary course of its business consistent with past practice since [●] (which are not material, individually or in the aggregate); or (c) ordinary course Liabilities under Contracts to which it is a party (which do not include Liabilities for breach or default).

5.07 Absence of Changes or Events. Since December 31, 2024, the Company has conducted its business in the ordinary course of business and there has not been a Material Adverse Effect. Without limiting the generality of the foregoing, during the period between December 31, 2024 and the date of this Agreement, except as set forth in Section 5.07 of the Disclosure Schedule, the Company has not:

(a) sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than sales of Inventory in the ordinary course of business;

(b) entered into any Material Contract, other than in the ordinary course of business;

(c) acted or failed to act in any manner that would reasonably be expected to result in any loss, lapse, abandonment, cancellation, invalidity or unenforceability of any material Company Intellectual Property;

6 NTD: Parties to discuss what can be provided here.

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(d) sold, assigned, transferred, conveyed, licensed, sublicensed, covenanted not to assert with respect to, abandoned, cancelled, allowed to lapse or expire, leased or otherwise disposed of any material Company Intellectual Property;

(e) collected, compiled, used, stored, processed, shared, safeguarded, secured, disposed of, destroyed, disclosed, or transferred (including cross-border) Personal Information (or failed to do any of the foregoing, as applicable) in violation of any (i) applicable Privacy Laws, (ii) publicly available privacy policies and notices of the Company (whether posted to an external-facing website or otherwise made available or communicated to third parties by the Company), or (iii) contractual obligations that the Company has entered into with respect to Personal Information;

(f) suffered an acceleration or termination, or agreed to an amendment, modification to or cancellation of any Material Contract;

(g) made or committed to make any capital expenditure in excess of $10,000 individually;

(h) changed any of its payment policies with landlords, vendors, suppliers or other creditors;

(i) changed any of its collection policies with respect to customers;

(j) amended its Organizational Document;

(k) issued, sold, or otherwise disposed of any of its Equity Securities;

(l) declared, set aside, or paid any dividend or made any distribution with respect to its Equity Securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock or other securities;

(m) experienced any material damage, destruction, interruption in use or loss (whether or not covered by insurance) to its property;

(n) entered into any joint venture, partnership or similar arrangement;

(o) granted any increase in the compensation or wages of any of its directors, officers, contractors, employees or other service providers;

(p) adopted any Company Benefit Plan or Contract providing benefits to any of its directors, officers, contractors, employees or other service providers acting in such capacities, or amended, modified, or terminated any Company Benefit Plans and Contracts;

(q) made any change in its accounting methods or principles;

(r) prepared or filed any Tax Return unless such Tax Return was prepared in a manner consistent with past practice (unless otherwise required by Law); filed any amended Tax Return; made, changed or revoked any election in respect of Taxes; entered into any closing agreement in respect of Taxes; settled or compromised any claim or assessment in respect of Taxes; incurred any Liability for Taxes other than in the ordinary course of business; changed (or made a request to any Taxing Authority to change) any aspect of its method of accounting for Tax purposes; filed or surrendered any claim for a Tax refund; applied for or obtained any Tax ruling; or consented to any extension or waiver of the statute of limitations for the assessment or collection of Taxes;

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(s) incurred or guaranteed any Indebtedness;

(t) cancelled or compromised any debt or claim or waived or released any material right of the Company;

(u) commenced or settled any Proceedings;

(v) acquired (by merger, stock or asset purchase or otherwise) any Person or business or division thereof; or

(w) other than as set forth above, entered into or agreed to enter into any Contract or other arrangement relating to any of the foregoing.

5.08 Certain Assets. The Company has good and valid title to all assets, properties and rights owned by it (or reflected in the Balance Sheet to be owned by it), and valid and enforceable leasehold interests in or other contractual rights to all other assets, properties and rights, in each case, free and clear of all Liens (other than Permitted Liens). Such assets, properties and rights are suitable for use in the ordinary course of business (subject to maintenance in the ordinary course of business), have been maintained in accordance with industry practice, constitute all of the assets, properties and rights used by the Company to operate the business of the Company as currently conducted and as proposed to be conducted, and are sufficient for the conduct of such business immediately following the Closing in substantially the same manner as currently conducted and as proposed to be conducted.

5.09 Real Property.The Company does not own or lease any Real Property, and has not at any time owned or leased any Real Property.

5.10 Intellectual Property.

(a) All Owned Intellectual Property that is subject to an application or registration for protection under applicable Law, including Internet domain names (collectively, “Registered Intellectual Property”) is set forth in Section 5.10(a) of the Disclosure Schedule, which specifies (i) the nature of the Registered Intellectual Property, (ii) the owner of record for each such item of Registered Intellectual Property, (iii) the applicable jurisdiction(s) in which such Registered Intellectual Property has been issued, registered or otherwise in which an application for such issuance or registration has been filed, and (iv) the registration or application date, as applicable. Also set forth on Section 5.10(a) of the Disclosure Schedule are all material unregistered trademarks included in the Owned Intellectual Property. All Registered Intellectual Property (other than applications) is valid, enforceable and in full force and effect.

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(b) The Company solely and exclusively owns all right, title and interest to the Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). The Company has valid and continuing rights to use, sell or license (as the case may be) all Licensed Intellectual Property pursuant to a valid written IP License Contract (as defined below), as the same is used in its business as presently conducted or proposed to be conducted, free and clear of all Liens (other than Permitted Liens).

(c) The Contemplated Transactions will not (i) adversely affect the validity or enforceability of the Company Intellectual Property under applicable Law, (ii) result in the loss or impairment of the Company’s right to own or use any Company Intellectual Property or (iii) result in the payment of any additional consideration for the Company’s right to own or use any Company Intellectual Property or otherwise require the consent, approval or other authorization of or notification to any party to, any IP License Contract.

(d) The Company has not received any written notice, and there are no claims or Proceedings pending or, to the Knowledge of the Company, threatened against the Company, (i) alleging any infringement, misappropriation, dilution or other violation of any Intellectual Property used by the Company, (ii) challenging the ownership, validity or enforceability of any Owned Intellectual Property or (iii) challenging the use by the Company of any Company Intellectual Property, and, in each case of clauses (i), (ii) and (iii), to the Knowledge of the Company, there are no facts or circumstances that would form the basis for any such claim, Proceeding or challenge. None of the following infringes, constitutes or results from a misappropriation of, dilutes or otherwise violates, or has infringed, constituted or resulted from a misappropriation of, diluted or otherwise violated, any Intellectual Property of any Person: (A) any Owned Intellectual Property (or any use, practice or exploitation of any Owned Intellectual Property); (B) any products or services of the Company (or the making, use, offer for sale, sale, importation, distribution or other disposal, performance or exploitation of any products or services of the Company); or (C) any conduct or operations of any business of the Company.

(e) To the Knowledge of the Company, no Owned Intellectual Property or any exclusively Licensed Intellectual Property has been or is being infringed, misappropriated, diluted or otherwise violated by any Person, and no claim or Proceeding alleging any of the foregoing is pending or threatened against any Person by the Company.

(f) The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all (i) material Trade Secrets included in the Owned Intellectual Property and (ii) Trade Secrets owned by any Person to whom the Company has a confidentiality obligation, in each case of clauses (i) and (ii), which measures are reasonable in the industry in which the Company operates. No material Trade Secret included in the Owned Intellectual Property has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed to any Person other than pursuant to a valid written confidentiality Contract sufficiently restricting the disclosure and use thereof.

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(g) The Company has executed valid and enforceable written Contracts with each of its past and present employees, consultants and independent contractors pursuant to which each such Person agrees to hold all Trade Secrets of the Company in confidence both during and after his or her employment or retention, as applicable. The Company has executed valid and enforceable written Contracts with each of its past and present employees, consultants and independent contractors pursuant to which each such Person effectively and validly assigns to the Company all of such Person’s right, title an interest in and to all Intellectual Property created or developed for or on behalf of the Company in the course of his or her employment or engagement. No Trade Secret owned by a prior employer of any current or former employee of the Company is necessary for the conduct of the business of the Company.

(h) Except for confidentiality agreements granting a counterparty permission or consent to use confidential information for a limited purpose, Section 5.10(h) of the Disclosure Schedule sets forth an accurate and complete list of all Contracts pursuant to which (i) the Company is granted by any Person any license, sublicense, right, option, permission, consent, non-assertion or release relating to any Intellectual Property (Software Licenses need not be listed on Section 5.10(h) of the Disclosure Schedule, but shall be included in the definition of IP License Contracts) or (ii) the Company grants to any Person any license, sublicense, right, option, permission, consent, non-assertion or release relating to any Intellectual Property (clauses (i) and (ii) collectively, the “IP License Contracts”). The IP License Contracts provide the Company with all rights, licenses, authorizations and other permissions to all Intellectual Property owned by any Person other the Company that is used to conduct the business of the Company. The Company is not and, to the Knowledge of the Company, no other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of breach or default of or any intention to terminate, any IP License Contracts.

(i) The Owned Intellectual Property, together with the Licensed Intellectual Property, constitutes all of the Intellectual Property used in, and sufficient and necessary for, the conduct of the business of the Company as currently conducted and as proposed to be conducted.

(j) The Company owns or has a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business as currently conducted and as proposed to be conducted (the “Company IT Systems”). The Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business as currently conducted and as proposed to be conducted. The Company has taken commercially reasonable steps to provide for the back-up and recovery of the Company IT Systems, including material data, and maintains commercially reasonable disaster recovery plans, procedures and facilities. To the Knowledge of the Company, there have been no security breaches or unauthorized use, access or intrusions of any Company IT Systems. To the Knowledge of the Company, the Company IT Systems do not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry). None of the products, services or technology of the Company incorporates, embeds or is distributed or installed with, statically or dynamically links with or otherwise interacts with any open source software or other elements that require any software (or portions thereof) to be licensed or the source code to be divulged to any third Persons.

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(k) To the Knowledge of the Company, the Company and any Person acting for the Company or on the Company’s behalf, has at all times complied with (i) all applicable Privacy Laws, (ii) all of the Company’s policies and notices regarding Personal Information, and (iii) all of the Company’s contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. The Company has implemented and maintains reasonable policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. None of the Company’s privacy policies or notices contain or have contained any material omissions or are or have been misleading or deceptive. The Company has implemented and at all times maintained reasonable safeguards, at least consistent with practices in the industry in which the Company operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure and the Company has taken reasonable steps to ensure that any third Person with access to Personal Information collected by or on behalf of the Company has implemented and maintained the same. To the Knowledge of the Company, any third party who has provided Personal Information to the Company has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required. There have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company and the Company has not provided or been legally required to provide any notices to any Person in connection with a loss of or unauthorized access to or disclosure of Personal Information. The Company has not received any written notice of any claims or Proceedings (including notice from third Persons acting on its behalf), of or been charged with, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information and to the Knowledge of the Company, there are no facts or circumstances that could reasonably form the basis of any such notice or claim.

5.11 Material Contracts.

(a) Section 5.11(a) of the Disclosure Schedule sets forth an accurate and complete list of each of the following Contracts to which the Company is a party or by which any assets of the Company are bound (collectively, “Material Contracts”):

(i) any Contract with a Material Customer;

(ii) any Contract with a Material Supplier;

(iii) any broker, distributor, dealer, co-manufacturing, sales representative, manufacturer, sales promotion, market research, advertising or agency Contract;

(iv) any Contract pursuant to which the Company is bound by any provisions or covenant (A) not to compete, (B) not to hire, (C) not to solicit, (D) not to acquire any securities (e.g., “standstill” provisions) or (E) that materially limits (or purports to materially limit) the manner in which the Company conducts its business (including any restrictions with respect to any Person, line of business, geographic area or period of time);

(v) any lease, sublease or similar Contract with any Person pursuant to which the Company is a lessor, sublessor, lessee or sublessee of any tangible personal property, or any portion of Real Property (including the leased Real Property), material to the conduct and operation of the Company’s business, including the Leases;

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(vi) any Contract pursuant to which the Company has incurred any Indebtedness (including guarantees);

(vii) all contracts for capital expenditures or the acquisition or construction of any fixed assets requiring the payment by the Company following the Closing of an amount in excess of $10,000;

(viii) any Contract relating to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of the Company;

(ix) any Contract with any exclusivity, “most favored nation” provision or similar pricing terms;

(x) any Contract pursuant to which the Company is required to indemnify or guaranty the obligations of any Person outside of the ordinary course of business;

(xi) any Contract relating to the settlement of any Proceeding or Judgment involving the Company;

(xii) any Contract for the sale of assets owned or leased by the Company (other than Inventory sales in the ordinary course of business);

(xiii) any Contract relating to any joint venture, strategic alliance, partnership or similar arrangement;

(xiv) any Contract for the distribution, marketing, sales representation or similar arrangement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology of the Company or any of its respective Affiliates that generated revenues to the Company, as applicable;

(xv) contracts for the employment of, or the provision of consulting services by, any officer, individual employee or other natural Person on a full time, part-time, consulting or other basis;

(xvi) contracts providing for the payment of any cash or other compensation or benefits as a result of the consummation of the transactions contemplated herein, to which the Company is, or at Closing will be, a party;

(xvii) contracts which restrict the ability of the Company to terminate the employment of any employee (other than in accordance with applicable Law) without liability (including severance obligations not otherwise required by Law);

(xviii) all exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contracts, or any other interest rate or foreign currency protection contracts;

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(xix) all contracts (other than contracts in respect of employment or employee compensation) between the Company, on the one hand, and any senior officer, director, manager, stockholder, or Affiliate of the Company or any of their Affiliates, or their respective Family Members, on the other hand;

(xx) all contracts with any Governmental Entity;

(xxi) all Collective Bargaining Agreements;

(xxii) all IP License Contracts, including Software Licenses; and

(xxiii) any Contract, not otherwise identified above, pursuant to which the Company is currently obligated to make payments in excess of $10,000 per year.

(b) The Company has made available to Purchaser true and correct copies of each written Contract set forth in (or required to have been set forth in) Section 5.11(a) of the Disclosure Schedule (including all written amendments, modifications and supplements thereto). All Material Contracts are valid, binding and in full force and effect, and are enforceable against the Company, and, to the Knowledge of the Company, against the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). The Company has performed all obligations required to be performed by it to date under the Material Contracts to which it is a party, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To the Knowledge of the Company, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Material Contract. The Company has not received any written notice (or to the Knowledge of the Company, oral notice) of the intention of any other party to a Material Contract to terminate or cancel any Material Contract prior to the expiration of the term thereof (including renewal terms), or to amend or otherwise modify the material terms of any Material Contract nor, to Knowledge of the Company, does any party currently contemplate any such termination, cancellation, amendment or other modification to any Material Contract.

5.12 Insurance. Section 5.12 of the Disclosure Schedule sets forth an accurate and complete list of insurance policies (specifying the insured, the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, the annual premium, and any pending claims thereunder) maintained by or for the benefit of the Company, as well as any surety bonds currently in effect. All such policies are, and during the past three (3) years have been, in full force and effect, all premiums due and payable thereon have been timely paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Purchaser has been provided with a correct and complete claims history relating to such policies for the three (3) year period prior to the date hereof. There is no material claim pending under any of such policies for which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. During the past three (3) years, no policy limits for any insurance policy of the Company has been materially exhausted. The insurance policies of the Company provide coverage as may be required by applicable Law and by Material Contracts. The Company has not failed to give any notice or present any claims under any applicable insurance policy in a due and timely fashion.

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5.13 Taxes.

(a) The Company has timely filed all Tax Returns that it was required to file under applicable Law and applicable regulations. All such Tax Returns are true, correct and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on such Tax Returns) have been paid. There are no Liens for Taxes upon any of the assets of the Company. Section 5.13(a) of the Disclosure Schedule sets forth the amount of any Taxes that otherwise would have been required to be remitted or paid by the Company in connection with amounts paid by the Company to any employee or individual service provider but have been deferred and the basis for such deferral.

(b) The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the custom and practice of the Company in filing its Tax Returns. Since the Interim Balance Sheet Date, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice and custom.

(c) The Company has made available to Purchaser accurate and complete copies of all Tax Returns filed for taxable periods ended on or after December 31, 2021.

(d) There are no ongoing or pending actions, suits, proceedings, audits or investigations of the Company by any Taxing Authority in respect of Taxes, nor has any Seller or the Company received any written notice from any Taxing Authority that it intends to bring any such Proceeding or conduct any such audit or investigation. No claim has been made in writing by any Taxing Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be required to file Tax Returns or pay Taxes in that jurisdiction. Except as set forth on Section 5.13(d) of the Disclosure Schedule no audit of the Company by any Taxing Authority has ever been conducted, is currently pending or is threatened, and no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received by the Company, and there is no reasonable basis for any Tax deficiency or adjustment to be assessed against the Company.

(e) The Company has not (i) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or (ii) granted a power of attorney to any Person that is currently in force with respect to any Tax matter.

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(f) The Company has complied with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Taxing Authorities all amounts required. The Company has accurately classified all service providers as either employees or independent contractors for all Tax purposes. The Company (i) has collected and remitted all applicable sales and/or use Taxes to the appropriate Taxing Authority, or (ii) has obtained, in good faith, any applicable sales and/or use Tax exemption certificates.

(g) All deficiencies asserted or assessments made as a result of any audit or investigation by any Taxing Authority of the Tax Returns of the Company been fully paid.

(h) The Company (i) is not a party to, and has no obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar Contract or arrangement, (ii) has never been a member of an affiliated, consolidated, combined, unitary or similar Tax group, and (iii) has no Liability for Taxes of any other Person arising by Contract, transferee or successor liability, assumption, operation of law, Treasury Regulations Section 1.1502-6 (or any analogous state, local or foreign Law) or otherwise.

(i) The Company (i) is not bound by, has not agreed to, has not requested and is not required to make any adjustments pursuant to Section 481(a) of the Code (or any analogous state, local or foreign Law), nor has the Company received written notice from any Taxing Authority that has proposed any such adjustment, and (ii) has not executed or entered into a closing agreement pursuant to Section 7121 of the Code (or any analogous state, local or foreign Law).

(j) The Company (i) has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4, (ii) has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code), and (iii) is not subject to any private letter ruling of the Internal Revenue Service (or analogous ruling of any Taxing Authority). No position has been taken on any Tax Return of the Company for a taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is substantially similar to any position which a Taxing Authority has successfully challenged in the course of an examination of a Tax Return of the Company.

(k) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (A) change in method of accounting for any Pre-Closing Tax Period, including pursuant to Section 481(a) of the Code (or any analogous state, local or foreign Law), (B) installment sale or other open transaction disposition made on or prior to the Closing Date, (C) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (D) prepaid amount received or deferred revenue realized on or prior to the Closing Date (E) any election under Section 108(i) of the Code (or any analogous state, local or foreign Law) or (F) any Indebtedness (or portion thereof) that is, or has been, forgiven.

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(l) The Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “a United States real property holding corporation” within the meaning of Section 897(e)(2) of the Code.

(m) All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company.

(n) The Company currently does not have, and has never had, a permanent establishment (as defined by applicable tax treaty) or other taxable presence in any foreign country.

(o) There is no power of attorney that will have continuing effect after the Closing with respect to the Company which permits a person to interact with a Taxing Authority on behalf of the Company.

(p) The Company is not a party to any agreement, contract or plan that has resulted or could result, separately, or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or non-U.S. Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-U.S. Tax law).

(q) For purposes of this Section 5.13, any reference to the Company shall be deemed to include any Person that merged with or was liquidated or converted into the Company.

5.14 Proceedings; Judgments. Except as set forth in Section 5.14 of the Disclosure Schedule, there are no, and during the past three (3) years there have been no, Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any officer, manager, employee or director of the Company in such capacity as an officer, manager, employee or director, and there is no outstanding Judgment to which the Company is a party or subject.

5.15 Benefit Plans.

(a) The Company does not maintain, and has never maintained, any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or any other retirement, supplemental retirement, deferred compensation, executive compensation, employment, consulting, bonus, incentive, compensation, stock purchase, employee stock ownership, equity or equity-based, severance, retention, salary continuation, vacation or sick pay policy, termination, change in control, employee loan, medical, welfare, retiree medical or life insurance, disability, death benefit, group insurance, hospitalization, Code Section 125 “cafeteria” or “flexible” benefit, educational, employee assistance, fringe benefit and all other employee benefit plans, policies, agreements, programs or arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, which the Company maintains, sponsors or contributes to or with respect to which the Company has any direct or indirect present or future Liability (collectively, the “Company

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(b) Neither the Company nor any of its ERISA Affiliates has at any time sponsored or has ever been obligated to contribute to, or had any liability in respect of, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(e) of the Code, (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iv) a self-funded welfare benefit plan.

(c) Except as set forth on Section 5.15(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions will, either alone or in connection with any other event(s), (i) result in any payment or benefit becoming due to any current or former employee, contractor, officer, director or other service provider of the Company, (ii) accelerate the time of payment, funding or vesting of any benefits to any current or former employee, contractor, officer, director or other service provider of the Company, or (iii) increase the amount of compensation or benefits due any current or former employee, officer, director, contractor or other service provider.

(d) The Company has no obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

5.16 Employees and Labor Matters.

(a) The Company does not have, and has never had, any employees.. Section 5.16(a) of the Disclosure Schedule separately sets forth a true, correct and complete list of all independent contractors and consultants of the Company, showing date of engagement, and the basis of compensation.

(b) Section 5.16(b) of the Disclosure Schedule sets forth a complete and correct list of all independent contractors and consultants who performed services for the Company or any of its Subsidiaries under Contract at any time since January 1, 2022 or who are currently performing services or under Contract to perform future services for the Company or any of its Subsidiaries and showing for each: (i) the start date, (ii) whether they are contracted in their individual status or with a corporation, (iii) type of services to be provided, (iv) anticipated completion date, and (v) hourly or per diem rate or other form of pay of such contractor.

5.17 Compliance with Applicable Laws. During the past three (3) years, the Company has conducted its business, and operated and used all of its assets, in material compliance with all applicable Laws. During the past three (3) years, the Company has not received any written notice from any Governmental Entity or any other Person alleging the violation of, or failure to comply with, any applicable Law in any material respect.

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5.18 Permits. The Company does not hold any Permits.

5.19 Customers. Section 5.19 of the Disclosure Schedule sets forth an accurate and complete list of the top ten (10) customers of the Company as measured by revenue generated during the year ended December 31, 202[4] (each, a “Material Customer”). No Material Customer has cancelled, terminated or otherwise materially decreased or adversely changed the terms of or notified the Company of such customer’s intention to cancel, terminate or materially decrease or adversely change the terms of its purchases from the Company. The Company does not currently have any material dispute with any Material Customer, and the Company has not in the past two (2) years had any material dispute with any Material Customer.

5.20 Vendors and Suppliers. Section 5.20 of the Disclosure Schedule sets forth an accurate and complete list of the top ten (10) vendors and/or suppliers of the Company as measured by expenses or expenditures paid by the Company during the year ended December 31, 202[4] (each, a “Material Supplier”). No Material Supplier has cancelled, terminated or otherwise materially decreased or adversely changed the terms of or notified the Company of any intention to cancel, terminate or materially decrease or adversely change the terms pursuant to which such vendors and/or suppliers provide goods or services to the Company. The Company does not currently have any material dispute with any Material Supplier, and the Company has not in the past two (2) years had any material dispute with any Material Supplier.

5.21 Inventory. The Company has no inventory.

5.22 Accounts Receivable. All accounts and notes receivable of the Company reflected on the [Balance Sheet] and all accounts and notes receivable as of the Closing Date (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) have arisen in the ordinary course of business of the Company. No Person has any Liens on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables. To the actual knowledge of the Company, there is no pending contest, dispute or Proceeding with respect to the amount or validity of any amount of any such accounts and notes receivable (except as would not exceed the allowance for doubtful accounts).

5.23 Affiliate Transactions. Except as set forth on Section 5.23 of the Disclosure Schedule, there are no Contracts or transactions between the Company, on the one hand, and any Seller Party, any Affiliate or any Family Member of a Seller Party or such Seller Party’s Affiliate, or any present or former shareholder, stockholder, other equityholder, director, manager, officer or employee of the Company (or any Affiliate or Family Member of the foregoing) (collectively, “Related Persons”), on the other hand, other than employment arrangements in the ordinary course of business. The Company does not owe any amount to any Related Person (excluding salary for the current pay period and accrued benefits). No Related Person owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any material competitor, landlord, customer or supplier of the Company, or any organization which has a material Contract or arrangement with the Company.

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5.24 Absence of Unlawful Payments. The Company has not and, to the Knowledge of the Company, none of its current or former officers, directors, managers, or other employees or other Person acting on their behalf have (a) violated any applicable provision of the Foreign Corrupt Practices Act of 1977, as amended; (b) been targeted by any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; (c) paid, offered, promised or authorized payment of, money or any other thing of value to any Governmental Entity or officer, employee, official, political party (or official thereof), candidate for political office, employee of a state-owned enterprise or official of an international organization (each, a “Government Person”) in violation of applicable Law for the purpose of influencing, directly or indirectly through another Person, any act, omission or decision of such Government Person in an official capacity so that the Company might secure any advantage, obtain or retain business or direct business to any Person; or (d) accepted or received any contributions, payments, gifts or expenditures that, to the Knowledge of the Company, was unlawful.

5.25 Full Disclosure. The Company does not have actual knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) and that could reasonably be expected to have a Material Adverse Effect on the assets, business, prospects, financial condition or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Letter.

5.26 Matters Related to the SAFE. The SAFEs were issued in accordance with all applicable Laws. Upon receipt of the SAFE Termination Agreements, the SAFEs will have been terminated with no further obligations to the holders thereof except for the payments set forth in this Agreement.

5.27 Brokers. The Company has not retained any Person to act as a broker or agreed or become obligated to pay, or taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, banker’s fee, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER7

Purchaser hereby represents and warrants to the Seller Parties that the statements contained in this Article VI are accurate and complete as of the date hereof.

6.01 Authority; Execution and Delivery; Enforceability. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Purchaser is a party and to consummate the Contemplated Transactions. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party and the consummation by Purchaser of the Contemplated Transactions, have been duly authorized by all necessary corporate action, and no other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Purchaser is a party and the Contemplated Transactions. This Agreement and each of the Ancillary Agreements to which Purchaser is a party have been duly executed and delivered with this Agreement. This Agreement, and each of the Ancillary Agreements to which Purchaser is a party, constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

7 NTD: To add representations regarding the Equity Consideration. RESPONSE: Please provide what representation you are requesting.

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6.02 Noncontravention. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which Purchaser is a party, nor the consummation or performance of any of the Contemplated Transactions, in any material respect, contravene, conflict with or result in a violation of (with or without notice or lapse of time or both) (a) any other Law or any Judgment to which Purchaser is subject; (b) the provisions of any material Contract to which Purchaser is subject; or (c) the provisions of the Organizational Documents of Purchaser.

6.03 Judgments. There are no Proceedings or Judgments pending or to the knowledge of Purchaser threatened to which Purchaser is a party or is subject that would reasonably be expected to prohibit or delay the Contemplated Transactions.

6.04 Acquisition of Purchased Shares for Investment. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Purchaser’s acquisition of the Purchased Shares. Purchaser can bear the economic risk of its investment in the Purchased Shares and can afford to lose its entire investment in the Purchased Shares, and the Seller Parties have provided Purchaser the opportunity to ask questions of the officers and employees of the Company and to acquire additional information about the business and financial condition of the Company. Purchaser is acquiring the Purchased Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Purchased Shares. Purchaser agrees that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act.

6.05 Brokers. Purchaser has not retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, banker’s fee, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions for which the Seller Parties could become liable or obligated.

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EXHIBIT A-1

DEFINITIONS

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” (including the terms “controlled by” and “under common control with”), whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise, means (a) the possession, directly or indirectly, of the power to vote 10% or more of the securities or other equity interests of a Person having voting power; (b) the possession, directly or indirectly, of power to direct or cause the direction of the management or policies of a Person, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the documents, instruments, certificates and agreements executed in connection with this Agreement and the Employment Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are not open for business.

“Closing Date” means the date on which the Transaction closes.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 5.16(c).

“Company” means Lyvecom, Inc., a Delaware corporation.

“Company Benefit Plan” or “Company Benefit Plans” has the meaning set forth in Section 5.15(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Organization and Standing), Section 5.02 (Capitalization), Section 5.03 (Authority; Execution and Delivery; Enforceability), Section 5.10 (Intellectual Property), Section 5.13 (Taxes) and Section 5.27 (Brokers).

“Company Intellectual Property” means all Owned Intellectual Property and Licensed Intellectual Property.

“Company IT Systems” has the meaning set forth in Section 5.10(j).

“Contemplated Transactions” means Purchaser’s acquisition of the Purchased Shares and all other transactions contemplated by this Agreement, including the Employment Agreement.

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“Contract” means, with respect to any Person, any written or oral agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, deed, assignment, power of attorney, purchase order or series of related purchase orders, work order or series of related work orders, insurance policy, lease, sublease, license, sublicense, obligation, commitment, assurance or undertaking to which such Person is a party, by which it or its assets are bound or subject.

“Damages” means all losses, Liabilities, obligations, costs, expenses, Liens, Taxes, awards, assessments, judgments and damages (including the reasonable cost of investigation, remediation and professional fees, including those of attorneys, consultants, experts and accountants) incurred, suffered or sustained by such Person, excluding punitive damages (except to the extent actually awarded or paid to a third party). For purposes of (a) determining the existence of any breach of or inaccuracy with respect to any representation or warranty, or (b) the calculation of the amount of any Damages attributable to any breach of, inaccuracy with respect to, or failure to comply with, any representation, warranty or covenant set forth in this Agreement (including the Disclosure Schedule), any qualifications in the representations, warranties, covenants or agreements with respect to a “Material Adverse Effect”, “materiality”, “material” or similar terms shall be disregarded and will not have any effect with respect thereto.

“Disclosure Schedule” has the meaning set forth in the introduction to the representations and warranties by the Seller Parties

“Employment Agreement” means the employment agreement between Purchaser and Drut.

“Entity” means any corporation, partnership, limited liability company, professional association, trust or other entity.

“ERISA” has the meaning set forth in Section 5.15(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries is treated as a single employer under Section 414 of the Code.

“Family Member” means with respect to each individual, such individual’s spouse, ancestors and descendants (whether natural or adopted) and any trust or other Entity (including partnership or limited liability company) solely for the benefit of such individual and/or such individual’s spouse, their respective ancestors and/or descendants.

“Financial Statements” has the meaning set forth in Section 5.05.

“Fraud” means common Law fraud under Delaware Law committed by (or on behalf of) the Company or the Seller Parties in connection with the Contemplated Transactions.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accounting Firm.

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“Government Person” has the meaning set forth in Section 5.24.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative or regulatory body, agency, department, office, bureau, or commission or other governmental authority or instrumentality in any domestic or foreign jurisdiction, and any appropriate division of any of the foregoing or any corporation or other Entity owned or controlled in whole or in part by any of the foregoing (including any sovereign wealth fund).

“Hazardous Material” means: (a) any material, substance, gas, matter or waste classified, designated, characterized or otherwise regulated as “hazardous,” “Toxic,” “radioactive,” or a “pollutant,” “contaminant,” or words of similar meaning by any Governmental Entity with jurisdiction over the environment, (b) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde, polychlorinated biphenyl, or Per- and Polyfluoroalkyl substances (PFAS); (c) any other substance, material or waste (regardless of physical form) that is subject to any Law which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, the environment, plant life, animal life, natural resources, or the enjoyment of life or property free from the presence of any solid, liquid, gas, odor or noise and (d) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause (a), (b), (c) or (d) above.

“HCERA” has the meaning set forth in Section 5.15(l).

“Healthcare Reform Laws” has the meaning set forth in Section 5.15(l).

“Improvements” has the meaning set forth in Section 5.09(d).

“Income Tax Purposes” means under applicable U.S. federal income Tax Laws, and any applicable analogous state, local or foreign income or franchise Tax Law.

“Indebtedness” of the Company means, without duplication, the aggregate amount (including any related fees, prepayment premiums or penalties or other amounts payable as a result of the full discharge of such obligations as of the Closing) of (a) the unpaid principal amount of, and accrued interest on, all outstanding indebtedness of such Person for borrowed money or for any deferred or contingent purchase price of property or services, including all seller notes, “earn-out” and similar payments (whether contingent or otherwise) valued at the maximum potential amount thereof; (b) all outstanding indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, including pursuant to any promissory or term note or line of credit; (c) all unreimbursed amounts drawn under letters of credit issued for the account of such Person; (d) all payment obligations of such Person under any interest rate protection agreements and similar agreements; (e) any obligations under leases which are required to be capitalized or reported as a finance lease under GAAP; (f) all Liabilities and obligations arising from bonuses, wages, commissions, paid time-off, sick leave, vacation, floating holidays and other compensation arrangements, whether or not accrued but relating to pre-Closing periods plus the employer portion of employment or payroll Taxes associated therewith; (g) obligations under, arising from or with respect to payables to any of the Company’s Affiliates, directors, employees, officers or stockholders or members or any of their respective Affiliates, including any unpaid dividends or distributions; (h) all Liabilities and obligations arising from accrued expenses, including, without limitation, accrued rent and accrued interest but relating to the pre-Closing periods; (i) all obligations arising from cash/book overdrafts; (j) all obligations in respect of bankers’ acceptances, letters of credit, surety, performance or similar bonds, or similar credit transactions; (k) any off balance sheet financial obligations in the nature of indebtedness, including synthetic leases and project financing; (l) any unpaid Transaction Expenses; (m) any customer deposits, advanced payments or unearned revenues actually collected by the Company; (n) the Tax Liability Amount; (o) all obligations under any interest rate, currency or other hedging agreements; (p) unpaid severance or similar obligations as of immediately prior to Closing plus the employer portion of employment or payroll Taxes associated with such severance or similar obligations; and (q) any guaranty of debt obligations of any other Person (as described in the other clauses of this definition of “Indebtedness”).8

8 Note to Draft: Definition is subject to completion of due diligence.

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“Intellectual Property” means all worldwide rights, title, and interest in or relating to intellectual property or industrial property, including all: (a) patents, inventions (whether patentable or not), invention disclosures, utility models, industrial rights and patent applications, together with all continuations, continuations-in-part, divisionals, and patents issuing thereon, along with all revisions, renewals, substitutions, extensions, re-issuances, re-examinations, registrations and filings claiming priority to or serving as a basis for priority thereof; (b) trade names, design marks, logos, business names, brand names, corporate names, trade dress, trademarks and services marks, and other source or business identifiers and general intangibles of a like nature, together with all goodwill associated therewith, and all applications, registrations, renewals and extensions thereof; (c) Internet domain names and uniform resource locators; (d) copyrights, works of authorship, database and design rights, whether or not registered or published, and all applications, recordations, and registrations in connection therewith, along with all reversions, extensions and renewals thereof, and all other rights corresponding thereto, including statutory or common law rights and moral rights thereto; (d) trade secret rights and corresponding rights in confidential information and other non-public or proprietary information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how, and customer lists and information (“Trade Secrets”); (e) software and technology and other intellectual property or industrial property rights arising from or relating to software and technology; (f) rights relating to or under any of the foregoing granted under any Contract; and (g) similar, corresponding or equivalent intellectual property or proprietary rights anywhere in the world.

“IP License Contract” has the meaning set forth in Section 5.10(h).

“IRCA” has the meaning set forth in Section 5.16(j).

“Judgment” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel.

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“Knowledge of the Company” and other phrases of like substance mean the actual knowledge of Drut and [●] after reasonable inquiry.

“Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, statute, legislation, regulation, ordinance, order, constitution, administrative or judicial doctrine, principle of common law or other legal requirement, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by any Governmental Entity.

“Leases” has the meaning set forth in Section 5.09(b).

“Liabilities” means any and all liabilities, claims, demands, Damages, debts, losses, obligations, costs, expenses (including reasonable attorneys’ and accountants’ fees and expenses), Proceedings of any nature whatsoever (whether at law, in equity, in contract, in tort or otherwise), whether past, present or future, whether now known or unknown, direct or indirect, suspected or unsuspected, absolute or contingent, or matured or unmatured.

“Licensed Intellectual Property” means any and all Intellectual Property (other than Owned Intellectual Property) used, held for use or practiced by the Company.

“Liens” has the meaning set forth in Section 4.03.

“Material Adverse Effect” means any change, effect, occurrence, development, state of facts or circumstance that, individually or when taken together with all other such similar or related changes, effects, occurrences, developments, state of facts or circumstances that have occurred prior to the date of determination of the occurrence of such change, effect, occurrence, development, state of facts or circumstance, (a) is or would reasonably be expected to be materially adverse to the business, assets, results of operations or condition (financial or otherwise) of the Company; or (b) prevents or would reasonably be expected to prevent the consummation of any of the Contemplated Transactions; provided, however, that such change, effect, or circumstance shall not be deemed to constitute a “Material Adverse Effect” to the extent that any change, effect, or circumstance described in clause (a) resulted or arose from, or is related to: (i) a change in general political, economic, or financial market conditions, (ii) a change that affected the industries in which the Company operates generally, (iii) any changes after the date of this Agreement in GAAP or applicable Law or (iv) natural disaster, sabotage, acts of terrorism or war (whether or not declared) or other outbreak of hostilities or the escalation thereof, except in the case of clauses (i) through (iv), to the extent that such change would reasonably be expected to have a disproportionate impact on the Company relative to other Persons in the industries in which the Company’s business operates.

“Material Contracts” has the meaning set forth in Section 5.11(a).

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“Material Customer” has the meaning set forth in Section 5.20.

“Material Permits” has the meaning set forth in Section 5.18.

“Material Supplier” has the meaning set forth in Section 5.21.

“Organizational Documents” means, with respect to any particular Entity, (a) if a corporation, the articles or certificate of incorporation, the bylaws and any stockholders’ agreement and similar governing documents; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement, regulations, limited liability company agreement, or company agreement; (e) if another type of Entity, any other charter or similar document adopted or filed in connection with the creation, formation, governance or organization of the Entity; and (f) any amendment or supplement to any of the foregoing.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Party” or “Parties” has the meaning set forth in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financials” means the audited consolidated balance sheet of the Company as of [December 31, 2024 and December 31, 2023], and the related audited consolidated statements of operations and comprehensive loss and shareholders’ deficit and cash flows of the Company for such periods, and the related notes to the consolidated Financial Statements, each audited in accordance with the auditing standards of the PCAOB.

“Permit” means any permit, license, certificate, registration, qualification or authorization issued or granted by any Governmental Entity or pursuant to any applicable Law.

“Permitted Liens” means (a) Liens imposed by applicable Law related to the sale, transfer, pledge or other disposition of securities; (b) Liens for Taxes not yet due and payable or for which appropriate reserves have been established on the Interim Balance Sheet in accordance with GAAP; (c) purchase money Liens and Liens securing rental payments; (d) easements, covenants, rights of way and other restrictions of record; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) mechanics’, carriers’, workmen’s, repairmen’s and other like Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent; (g) Liens consisting of zoning or planning restrictions, building codes, Permits and other governmental or non governmental restrictions or limitations on the use of real property or irregularities in title thereto, to the extent such restrictions do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of such real property in the operation of the Company’s business as currently conducted or as proposed to be conducted; and (h) with respect to any leased Real Property, any Lien created by or in favor of the landlord that does not and would not reasonably be expected to, individually or in the aggregate, interfere with the use of such leased Real Property in the operation of the Company’s business as currently conducted or as proposed to be conducted.

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“Person” means any individual and any firm, Entity, joint venture or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for any similar term (e.g., “personal data,” “personally identifiable information” or “PII”) provided by applicable Law or by the Company in any of its privacy policies, notices or Contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identifiable individual, including (a) name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, (b) any data regarding an individual’s activities online or on a mobile device or application, and (c) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“PPACA” has the meaning set forth in Section 5.15(l).

“Privacy Laws” shall mean any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR), and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Proceeding” means any action, arbitration, claim, hearing, litigation, suit, investigation, or audit (whether civil, criminal, administrative or judicial, or whether public or private) commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.

“Purchased Shares” means the shares of Common Stock.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 6.01 (Authority; Execution and Delivery; Enforceability), Section 6.02 (Noncontravention) and Section 6.05 (Brokers).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Registered Intellectual Property” has the meaning set forth in Section 5.10(a).

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“Related Persons” has the meaning set forth in Section 5.23.

“Representative” means, with respect to any Person, such Person’s officers, directors, employees, equityholders, Affiliates, financing sources, financial advisors, legal counsel, accountants, consultants, and other representatives and agents and representatives of the foregoing.

“Restricted Period” means five (5) years from and after the Closing Date.

“Section 409A” has the meaning set forth in Section 5.15(k).

“Seller” has the meaning set forth in the Preamble.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization and Standing; Authority; Execution, Delivery and Performance; Enforceability), Section 4.03 (Title to the Purchased Shares), and Section 4.05 (Brokers).

“Software Licenses” means any Contract that grants a license, permission or other right to utilize any off-the-shelf, commercially available software on non-negotiable standard terms and conditions for an aggregate fee of no more than $5,000.

“Subsidiary” means, with respect to a Person, any Entity, fifty percent (50%) or more of the outstanding equity interests of which are owned, directly or indirectly, by such Person.

“Tax” means (a) United States federal, state or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee, escheat or unclaimed property obligations, or other tax or similar levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing and (b) any Liability of another Person in respect of any item described in clause (a) arising by Contract, transferee or successor liability, assumption, operation of law, Treasury Regulations Section 1.1502-6 (or any analogous state, local or foreign Law) or otherwise.

“Transaction” shall have the meaning set forth in the Preamble.

“Transaction Expenses” means, without duplication, (a) all fees, commissions, costs and expenses (including all legal fees and expenses, all fees and expenses payable to any broker, advisor, Representative, consultant or finder, and all fees and expenses of any audit firm or accountants) that have been incurred by the Company or any Seller Party in connection with the Contemplated Transactions, (b) the amounts payable by the Company to any Person, including current or former employees, contractors, managers, directors or other service providers of the Company, in connection with, or conditioned on, the consummation of the Contemplated Transactions (including any transaction incentive, success, retention, liquidity or change of control payments and any deferred compensation, bonuses, severance, termination or similar payments), (c) any amounts payable by the Company to a Seller Party or any of their respective Affiliates (other than salary payable with respect to the current pay period and accrued benefits), and (d) the employer portion of any employment or payroll Taxes attributable to any such payments set forth in clauses (a) through (c) of this definition or any other compensatory amount payable or arising in connection with the consummation of the Contemplated Transactions.

“WARN Laws” has the meaning set forth in Section 5.16(g).

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